Exhibit 5.1

John T. McKenna

T: +1 650 843 5059

jmckenna@cooley.com

July 31, 2026

Matternet, Inc.

355 Ravendale Drive

Mountain View, California 94043

Re:	Matternet, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Matternet, Inc., a Delaware corporation (the “Company”) (f/k/a Los Altos Ventures Corp.), in connection with the filing by the Company of a Registration Statement on Form S-1 (No. 333-297143) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of:

(i)	up to 48,055,843 shares of the common stock, $0.0001 par value per share (“Common Stock”), of the Company (the “Shares”), consisting of:

●	9,552,427 Shares issued in a private placement (the “Private Placement”) pursuant to those certain subscription agreements dated May 22, 2026 and June 9, 2026 (the “Subscription Agreements”);

●	33,199,252 Shares issued to the former stockholders of Matternet, Inc. (“Legacy Matternet”) in connection with the merger (the “Merger”) of Legacy Matternet with and into Matternet Acquisition Co., with Legacy Matternet surviving as a wholly-owned subsidiary of the Company, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of May 22, 2026;

●	2,499,998 Shares issued to stockholders who held convertible promissory notes (the “Bridge Notes”) issued by Legacy Matternet that were converted into shares of Common Stock upon the closing of the Merger;

●	2,683,333 Shares of Common Stock owned by stockholders of the Company prior to the Merger; and

●	120,833 Shares issued or transferred as payment for advisory and other services rendered in connection with the Merger and the Bridge Notes.

Matternet, Inc.

July 31, 2026

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(ii)	up to 3,535,082 shares of Common Stock (the “Warrant Shares”).issuable by the Company upon the exercise of certain outstanding warrants (the “Warrants”) consisting of:

●	2,499,998 Warrants Shares issuable upon the exercise of Warrants issued to the holders of the Bridge Notes;

●	677,260 Warrant Shares issuable upon the exercise of Warrants issued to the placement agents in the Private Placement; and

●	357,824 Warrant Shares issuable upon the exercise of warrants issued by Legacy Matternet and assumed by the Company in connection with the Merger.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Warrants, the Subscription Agreements and the other agreements pursuant to which the Shares were or the Warrant Shares are to be issued, and (d) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration payable upon exercise price of the Warrants is adjusted to an amount below the par value per share of the Common Stock.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.            The Shares are validly issued, fully paid and nonassessable.

2.            The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Matternet, Inc.

July 31, 2026

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We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna